Exhibit 21.1
     SUBSIDIARIES

Subsidiary	Jurisdiction of Organization

Diamond M Corporation	Texas
Diamond Offshore Development Company	Delaware
Diamond Offshore Finance Company	Delaware
Diamond Offshore Management Company	Delaware
Diamond Offshore Company	Delaware
Diamond Offshore General Company	Delaware
Diamond Offshore Services Company	Delaware
Arethusa Off-Shore Company	Delaware
Arethusa/Zapata Off-Shore Brasil Ltda.	Brazil
Diamond M Servicios, S.A.	Venezuela
Diamond Offshore Contract Services, S.A.	Panama
Diamond Offshore International Limited	Cayman Islands
Diamond Hungary Leasing, L.L.C.	Hungary
Diamond Offshore (Bermuda) Limited	Bermuda
Diamond Offshore Drilling (Bermuda) Limited	Bermuda
Diamond Offshore (Brazil) L.L.C.	Delaware
Brasdril-Sociedade de Perfuracoes Ltda.	Brazil
Diamond Offshore Drilling (Overseas) L.L.C.	Delaware
Diamond Offshore Drilling (Nigeria) Limited	Nigeria
Mexdrill, L.L.C.	Delaware
Mexdrill Offshore, S. de R.L. de C.V.	Mexico
Offshore Drilling Services of Mexico, S. de R.L. de C.V.	Mexico
Diamond Offshore Drilling Company N.V.	Netherlands Antilles
Diamond Offshore Netherlands B.V.	The Netherlands
Offshore Drilling Services (Netherlands) B.V.	The Netherlands
Diamond Offshore Drilling Limited	Cayman Islands
Diamond Offshore (Australia) L.L.C.	Delaware
Diamond Offshore Holding, L.L.C.	Delaware
Diamond Offshore Drilling Sdn. Bhd.	Malaysia
Diamond Offshore Leasing Ltd.	Malaysia
Diamond Offshore Limited	England
Diamond Offshore Drilling (UK) Ltd.	England
Diamond Offshore Services Limited	Bermuda
Diamond Offshore (USA) L.L.C.	Delaware
Diamond Offshore (Trinidad) L.L.C.	Delaware
M-S Drilling S.A.	Panama
Storm Nigeria Limited	Nigeria
Z North Sea, Ltd.	Delaware
Diamond Offshore Drilling (Netherlands) B.V.	The Netherlands
Afcons Arethusa Off-Shore Services Ltd.	India
Pt Aqza Dharma	Indonesia
Diamond Offshore (Singapore) Pte. Ltd.	Singapore